                                                                     EXHIBIT 2.1




                            ASSET PURCHASE AGREEMENT

                                  by and among

                             RENTERS CHOICE, INC.,

                              CENTRAL RENTS, INC.,

                        CENTRAL RENTS HOLDING, INC. AND

                             BANNER HOLDINGS, INC.





                                  May 1, 1998

                                TABLE OF CONTENTS


                                                                                                  Page
                                                                                                  ----
ARTICLE 1
SALE AND PURCHASE OF ASSETS.......................................................................  1
1.1  Assets        ...............................................................................  1
1.2  Excluded Assets..............................................................................  3
1.3  Acquisition of Assets by Acquiror............................................................  4
1.4  Allocation of Purchase Price.................................................................  4
1.5  Assumption of Liabilities by Acquiror........................................................  5
1.6  Closing       ...............................................................................  6

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR ...................................................  6
2.1  Organization  ...............................................................................  6
2.2  Authority Relative to this Agreement.........................................................  6
2.3  Consents and Approvals; No Violations........................................................  6
2.4  Broker's Fees ...............................................................................  7
2.5  Financing.    ...............................................................................  7

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................................................  7
3.1  Organization  ...............................................................................  7
3.2  Certain Corporate Matters....................................................................  7
3.3  Authority Relative to this Agreement.........................................................  8
3.4  Note Repurchase..............................................................................  8
3.5  Stockholder Consent..........................................................................  8
3.6  Consents and Approvals; No Violations........................................................  8
3.7  SEC Documents; Financial Statements; Liabilities.............................................  9
3.8  Events Subsequent to Financial Statements.................................................... 10
3.9  INTENTIONALLY OMITTED........................................................................ 10
3.10 Property..................................................................................... 10
3.11 Tangible Property............................................................................ 11
3.12 Inventory.................................................................................... 11
3.13 Rental Purchase Agreements................................................................... 11
3.14 Licenses and Permits......................................................................... 12
3.15 Assets Necessary to the Business............................................................. 12
3.16 Books and Records............................................................................ 12
3.17 Product Liability............................................................................ 12
3.18 Questionable Payments........................................................................ 12
3.19 Environmental Matters........................................................................ 12
3.20 Motor Vehicles and Equipment................................................................. 13
3.21 Ordinances, Regulations and Condition of Stores.............................................. 13
3.22 Intellectual Property........................................................................ 13

                                TABLE OF CONTENTS
                                   (Continued)

                                                                                                  Page
                                                                                                  ----
3.23 Insurance.................................................................................... 13
3.24 Assumed Contracts............................................................................ 14
3.25 Litigation................................................................................... 14
3.26 Employees.................................................................................... 14
3.27 Employee Benefit Plans....................................................................... 14
3.28 Legal Compliance............................................................................. 15
3.29 Broker's Fees................................................................................ 15
3.30 Storage Unit Leases.......................................................................... 15

ARTICLE 4
PRE-CLOSING COVENANTS............................................................................. 15
4.1  HSR Act; Cooperation and Best Efforts........................................................ 15
4.2  Interim Operations of the Company............................................................ 16
4.3  No Solicitations............................................................................. 17
4.4  Press Releases............................................................................... 18
4.5  Access to Information and Confidentiality.................................................... 18
4.6  Notice of Developments....................................................................... 19
4.7  Reasonable Efforts; Consents, Approvals and Waivers.......................................... 19
4.8  Tax Matters   ............................................................................... 19
4.9  Open Inventory Contracts..................................................................... 20
4.10 Trade Payables............................................................................... 20
4.11 Advertising.................................................................................. 20
4.12 Store Leases................................................................................. 20
4.13 Certain Inventory............................................................................ 20

ARTICLE 5
CLOSING CONDITIONS................................................................................ 21
5.1  Conditions to Obligation of all Parties...................................................... 21
5.2  Conditions to the Acquiror's Obligations..................................................... 21
5.3  Conditions to the Company's Obligations...................................................... 23

ARTICLE 6
POST-CLOSING COVENANTS............................................................................ 24
6.1  Inventory and FF&E Schedules................................................................. 24
6.2  Adjustment for Rental Merchandise Value...................................................... 24
6.3  License to Use Name.......................................................................... 26
6.4  Trade Payables............................................................................... 27
6.5  Non-Store Vehicles........................................................................... 27

                                TABLE OF CONTENTS
                                   (Continued)

                                                                                                  Page
                                                                                                  ----
6.6  MIS Employees and Software................................................................... 28
6.7  INTENTIONALLY OMITTED........................................................................ 28
6.8  Apportionment ............................................................................... 28
6.9  Employees     ............................................................................... 28
6.10 INTENTIONALLY OMITTED........................................................................ 28
6.11 Leasehold Deposits........................................................................... 29
6.12 Access to Headquarters Office................................................................ 29
6.13 Licenses for Use of Software................................................................. 29

ARTICLE 7
TERMINATION....................................................................................... 29
7.1  Termination by Mutual Consent................................................................ 30
7.2  Termination by Either the Acquiror or the Company............................................ 30
7.3  Termination by the Company................................................................... 30
7.4  Termination by the Acquiror.................................................................. 30
7.5  Effect of Termination and Abandonment........................................................ 30

ARTICLE 8
INDEMNIFICATION................................................................................... 30
8.1  Survival of Representations and Warranties.  ................................................ 30
8.2  Indemnification by Holdings and Banner....................................................... 31
8.3  Indemnification by the Acquiror.............................................................. 32
8.4  Method of Asserting Claims, Etc.............................................................. 32
8.5  Limitations on Indemnification............................................................... 33
8.6  Exclusive Remedy............................................................................. 34

ARTICLE 9
GENERAL PROVISIONS................................................................................ 34
9.1  Fees of Investment Banker.................................................................... 34
9.2  Expenses      ............................................................................... 34
9.3  Notices       ............................................................................... 34
9.4  Interpretation............................................................................... 36
9.5  Severability  ............................................................................... 36
9.6  Miscellaneous ............................................................................... 36
9.7  GOVERNING LAW ............................................................................... 36
9.8  Counterparts  ............................................................................... 36
9.9  No Consequential Damages..................................................................... 36

ARTICLE 10
DEFINED TERMS..................................................................................... 37

                         TABLE OF EXHIBITS AND SCHEDULES

EXHIBITS

EXHIBIT A          Form of Bill of Sale, Assignment and Assumption Agreement
EXHIBIT B          Form of Escrow Agreement
EXHIBIT C          Form of Opinion of Counsel to the Company
EXHIBIT D          Form of Non-Competition and Non-Solicitation Agreement
EXHIBIT E          Form of Opinion of Counsel to the Acquiror
EXHIBIT F          Form of Note Repurchase Agreement

SCHEDULES

SCHEDULE 1.1(f)    Motor Vehicles Owned
SCHEDULE 1.1(g)    Motor Vehicle Leases
SCHEDULE 1.1(h)    Equipment Leases
SCHEDULE 1.1(j)    Store Leases
SCHEDULE 1.1(o)    Service Contracts
SCHEDULE 1.1(q)    GECC Purchase Order
SCHEDULE 1.4       Purchase Price Allocation
SCHEDULE 1.2       Excluded Assets
SCHEDULE 2.3       Consents and Approvals
SCHEDULE 3.2       Jurisdictions in which the Company Operates
SCHEDULE 3.6       Consents and Approvals
SCHEDULE 3.7       Undisclosed Liabilities
SCHEDULE 3.8       Material Changes
SCHEDULE 3.10      Real Property
SCHEDULE 3.11      Liens
SCHEDULE 3.12      Inventory
SCHEDULE 3.13      Rental Purchase Agreements
SCHEDULE 3.14      Licenses and Permits
SCHEDULE 3.17      Product Liability
SCHEDULE 3.20      Motor Vehicles and Equipment
SCHEDULE 3.21      Leased Facilities
SCHEDULE 3.22      Intellectual Property
SCHEDULE 3.23      Insurance
SCHEDULE 3.24      Defaults under Assumed Contracts
SCHEDULE 3.25      Litigation
SCHEDULE 3.26      Employees
SCHEDULE 3.27      Employee Benefit Plans
SCHEDULE 3.28      Legal Compliance
SCHEDULE 4.2       Interim Operations of the Company
SCHEDULE 5.2(c)    Consents Included as Conditions to Closing
SCHEDULE 5.3(h)    Indemnity Obligations
SCHEDULE 6.6       MIS Employees
SCHEDULE 6.11      Prepaid Lease Deposits

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT, dated as of May 1, 1998 (this "Agreement"), is by and among RENTERS CHOICE, INC., a Delaware corporation (the "Acquiror"), CENTRAL RENTS, INC., a Delaware corporation (the "Company"), CENTRAL RENTS HOLDING, INC., a Delaware corporation ("Holdings"), and BANNER HOLDINGS, INC., a Delaware corporation ("Banner").

                                    RECITALS

         WHEREAS, the Company is engaged in the business of renting-to-own consumer household durable goods, including televisions, video cassette recorders, stereos, appliances, furniture, accessories and other like merchandise to the public;

         WHEREAS, the parties desire to enter into a transaction in which the Acquiror will purchase (the "Acquisition") substantially all of the assets of the Company used in, or related to, the operation of the 176 rent-to-own stores (the "Business") at each location listed on Schedule 1.1(j) attached hereto (collectively, the "Stores" and individually, a "Store"), upon the terms and conditions set forth herein; and

         WHEREAS, Holdings is the majority shareholder of the Company, and Banner is the sole shareholder of Holdings.

         NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:


                                    ARTICLE 1
                           SALE AND PURCHASE OF ASSETS

         1.1 Assets. Subject to the terms and conditions of this Agreement, on the Closing Date (hereinafter defined), the Company shall sell, convey, transfer, assign and deliver to the Acquiror, and the Acquiror shall accept and purchase all of the Company's right, title and interest in and to all of the assets used in, or related to, the Business, other than the Excluded Assets (hereinafter defined) (collectively, the "Assets"). The Assets shall include, without limitation, the following:

                  (a) All customer lease contracts, including any rent-to-own, lease-purchase and rent-to-rent contracts (the "Rental Purchase Agreements") relating to the Business conducted at the Stores, including all of the Company's rights under such Rental Purchase Agreements;

                  (b) All products on rent pursuant to the Rental Purchase Agreements;

                  (c) Any information pertaining to the Rental Purchase Agreements;

                  (d) Subject to Section 4.13, all idle inventory (defined as inventory in the Stores or being serviced or repaired and not on rent pursuant to a Rental Purchase Agreement as of the Closing) and supplies in the Stores;

                  (e) Except for those items of equipment, fixtures and office furniture listed on Schedule 1.2, all equipment, fixtures and office furniture which are located within the Stores, as described on the Company's FF&E report, a copy of which has been provided to the Acquiror;

                  (f) All motor vehicles which are owned by the Company and used by the Company in connection with the Business as set forth on Schedule 1.1(f) attached hereto;

                  (g) Subject to Section 6.5 of this Agreement, all of the motor vehicle leases (the "Motor Vehicle Leases") listed on Schedule 1.1(g) attached hereto;

                  (h) Subject to Section 1.2(c), all of the equipment leases (the "Equipment Leases") listed on Schedule 1.1(h) attached hereto;

                  (i) Except as set forth in Section 1.2 or as referenced in Section 1.2 hereof, all books and records of the Company relating to the Business, including, but not limited to (i) all original Assumed Contracts (hereinafter defined), (ii) all original books and records of account and other financial records relating to the Assets which are located at the Stores, (iii) all catalogues, brochures, advertising materials, forms of Rental Purchase Agreements and similar sales or marketing materials currently used by the Company, (iv) all price lists, customer lists and correspondence, supplier lists and correspondence, mailing lists, credit records and correspondence and similar lists and correspondence for the three (3) year period ending on the Closing Date, (v) all manuals pertaining to materials, operations, maintenance and similar matters and (vi) all records or lists pertaining to supply, distribution, transportation, administration and similar matters;

                  (j) The real estate leases related to the locations of the Stores (the "Store Leases") listed on Schedule 1.1(j) attached hereto;

                  (k) That certain lease agreement relating to the real property located at 3029 Dixie Highway, Suite 201, Edgewood, Kentucky 41017 (the "Eastern Zone Office") and the equipment, fixtures and office furniture located at such property;

                  (l) All Company Registered Intellectual Property (hereinafter defined) listed on Schedule 3.22 attached hereto;

                  (m) Agreements of the Company to lease storage units, as described on the Company's rent roll report, a copy of which has been provided to the Acquiror (the "Storage Unit Leases");

                  (n) Agreements of the Company to purchase inventory for the Stores that were entered into in the ordinary course of business and are open and unfulfilled as of the Closing Date, to the extent that such agreements are not-cancelable by the Company using its best efforts without cost or liability to the Company between the date hereof and the Closing (the "Open Inventory Contracts");

                  (o)      Except for those services agreements listed on
                           Schedule 1.2, and subject to Section 1.2(c), the agreements for the provision of services to the Company that were entered into in the normal course of business as described on Schedule 1.1(o) attached hereto (the "Service Contracts" and together with the Rental Purchase Agreements, the Motor Vehicle Leases, the Store Leases, the Storage Unit Leases, the Open Inventory Contracts and the Equipment Leases, the "Assumed Contracts") with such Service Contracts that are not cancelable by the Company on 30 days or less notice specifically identified on such Schedule 1.1(o);

                  (p) Cash in an amount equal to the aggregate of all deposits made by customers pursuant to special rent-to-own orders placed at the Stores;

                  (q) The vehicles ordered under the terms of that certain Motor Vehicle Lease with General Electric Capital Corporation ("GECC") pursuant to a purchase order (the "GECC Purchase Order") which are to be delivered either before or after the Closing, with a copy of the vehicle order status for the GECC Purchase Order attached hereto as Schedule 1.1(q); and

                  (r)      The Company's TIRM Software and Rental Partners
                           Software.

         1.2 Excluded Assets. The Company will retain and will not sell or transfer to the Acquiror and the Acquiror will not purchase or acquire, the following assets (collectively, the "Excluded Assets"):

                  (a) the assets listed on Schedule 1.2 attached hereto and all books, records and other information relating solely thereto;

                  (b) the Company's corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization, maintenance and existence of the Company and all original books and records of account and other financial records, except as otherwise provided in Section 1.1(i); provided that, to the extent allowed by applicable law, the Acquiror shall be permitted to review and, at the Acquiror's expense, copy such books and records retained by the Company to the extent relevant to the Business; and

                  (c) the contracts identified in Items 1-3 of Schedule 1.1(h), and Items 1(c) and 2 of Schedule 1.1(o) but only to the extent that such contracts are not terminable on 30 days' or less notice and the Company has not provided the Acquiror with copies of such contracts prior to the Closing. If copies of such contracts that are not terminable on 30 days' or less notice are not provided to the Acquiror prior to the Closing and accordingly become "Excluded Assets" hereunder
         (x) all references in the representations and warranties of the Company made in this Agreement relating to the Equipment Leases, the Service Contracts and the Assumed Contracts shall exclude such contracts; and
         (y) while such contracts shall be "Excluded Assets" and not assigned to or assumed by the Acquiror hereunder, to the extent the Acquiror accepts any services or performance pursuant to such contracts after the Closing, the Acquiror shall promptly reimburse the Company for such service or performance.

         1.3 Acquisition of Assets by Acquiror. At the Closing, the Company and the Acquiror shall enter into a Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit A (the "Assignment and Assumption Agreement"), and all such other assignments, endorsements and instruments of transfer as shall be necessary or appropriate to carry out the intent of this Agreement and as shall be sufficient to vest in the Acquiror good, valid and marketable title to all of the Assets and all right, title and interest of the Company thereto. Subject to the terms and conditions hereof and in consideration of the sale, transfer, assignment and delivery of the Assets by the Company to the Acquiror, the Acquiror hereby agrees that as of the Closing Date it will acquire and accept all of the Company's right, title and interest in and to the Assets, and shall pay to the Company an aggregate amount of $102,400,000 plus an amount equal to the aggregate amount of petty cash located at the Stores on the Closing Date (provided that such amount shall not exceed $18,000) (the "Purchase Price"), of which $97,400,000 (the "Closing Date Payment") shall be paid by the Acquiror to the Company, or, at the Company's direction, on behalf of the Company directly to the Company's creditors, by wire transfer of immediately available funds on the Closing Date, and the balance of which shall be deposited into an escrow account to be held in escrow and disbursed in accordance with the terms and conditions of the escrow agreement (the "Escrow Agreement") to be entered into among the Company, the Acquiror and the escrow agent named therein (the "Escrow Agent") in substantially the form of Exhibit B attached hereto.

         1.4 Allocation of Purchase Price. The Company and the Acquiror hereby agree that, for all accounting and foreign, federal, state and local tax reporting purposes, the Purchase Price shall be allocated in accordance with the relative fair market values of the Assets, according to the principles as set forth on Schedule 1.4 hereto with such Schedule to be updated as soon as practicable after the Closing to reflect changes in the gross and net book value of the Assets between the date hereof and the Closing Date. The Company and the Acquiror agree to work and cooperate with each other in complying with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder. Without limiting the generality of the preceding sentence, the Company and the Acquiror agree to coordinate the preparation and filing of their respective asset acquisition statements on Form 8594, Asset Acquisition Statement under
Section 1060 ("Form 8594"), and, if required by Section 1060 of the Code or the regulations thereunder, their respective supplemental asset acquisition statements on Form 8594 so that the information reflected on such forms shall be consistent.

         1.5      Assumption of Liabilities by Acquiror.

                  (a) Notwithstanding anything to the contrary contained in this Agreement, the Acquiror will not assume, pay, perform or discharge any debt, liability or contract of the Company, of any kind or character whatsoever (whether written or oral, existing, contingent or inchoate), except for the liabilities identified in paragraph (b) of this Section 1.5.

                  (b) On the Closing Date, the Acquiror shall assume (i) any and all liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown arising under, accruing, or relating to periods, events or circumstances after the Closing which arise under, relate to or are in connection with the Assets, or the ownership, use, possession, enjoyment or operation thereof (including, without limitation, with respect to the Assumed Contracts); (ii) any and all liabilities or obligations of the Company with respect to the payment for and receipt of inventory delivered after the Closing which arise under, relate to or are in connection with the Open Inventory Contracts; (iii) any and all liabilities or obligations to repair or service products on rent pursuant to the Rental Purchase Agreements which arise before or after the Closing; (iv) any and all liabilities or obligations of the Company in connection with deposits made by customers pursuant to special rent-to-own orders placed at the Stores; and (v) any and all liabilities or obligations of the Company with respect to the payment for and receipt of the vehicles ordered pursuant to the GECC Purchase Order which will be delivered either before or after the Closing (collectively, the "Assumed Liabilities"). The Acquiror and the Company shall enter into the Assignment and Assumption Agreement with respect to the Assumed Liabilities. It is expressly understood and agreed that the Acquiror shall assume only the Assumed Liabilities and, except for the Assumed Liabilities, shall not assume or have any responsibility with respect to any other obligation or liability of the Company of any kind or nature whatsoever not specifically included within the definition of Assumed Liabilities, including but not limited to: (s) except as provided in paragraph (iii) above, any liabilities or obligations of the Company arising prior to the Closing Date as a result of any express or implied warranty relating to products or services, (t) except as provided in paragraphs
         (ii), (iii), (iv) and (v) above, any liabilities and obligations of the Company under the

         Assumed Contracts arising prior to the Closing Date, (u) any liabilities or obligations arising out of any contract or agreement of the Company or by which the Company or the Excluded Assets are bound that is not part of the Assets transferred hereunder, including any sales commission agreements, (v) except as provided in paragraphs (ii),
         (iii), (iv) and (v) above, any accounts payable, trade payables, salaries, bonuses or accrued expenses of the Company, including, without limitation any expenses related to products or receivables that are not part of the Assets transferred hereunder, (w) any liabilities or obligations arising out of actions taken, work done or contracts entered into by the Company after the Closing Date, (x) except as provided in Section 9.1 hereof, any liabilities or obligations of, or expenses owed by, the Company for any brokerage or finder's commission relating to this Agreement or any of the transactions contemplated hereby, (y) any liabilities for any taxes that may become payable by the Company in respect of the sale of the Assets, or (z) any liabilities or obligations arising out of currently pending litigation against the Company.

         1.6 Closing. The closing of the Acquisition (the "Closing") shall take place at 9:00 a.m., Pacific Time, at the offices of O'Melveny & Myers LLP, 400 South Hope Street, Los Angeles, California 90071 as soon as reasonably practicable thereafter as the conditions set forth in Article 5 hereof have been satisfied or waived (the date on which the Closing occurs being herein referred to as the "Closing Date").


                                    ARTICLE 2
                 REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

         The Acquiror represents and warrants to Banner, Holdings and the Company as follows:

         2.1 Organization. The Acquiror is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has the requisite corporate power to carry on its business as now conducted.

         2.2 Authority Relative to this Agreement. The Acquiror has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Acquiror and the consummation by the Acquiror of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Acquiror and no other corporate action on the part of the Acquiror is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Acquiror and constitutes a valid and binding agreement of the Acquiror, enforceable against the Acquiror in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

         2.3 Consents and Approvals; No Violations. Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Acquiror of the transactions contemplated by this Agreement. Except as set forth on Schedule 2.3 hereto, neither the execution and delivery of this Agreement by the Acquiror nor the consummation by the Acquiror of the transactions contemplated hereby, nor compliance by the Acquiror with any of the provisions hereof, will require any consent or approval of any third party, or result in a material violation or breach of, or materially conflict with or constitute a material default (or an event that, with notice or lapse of time or both, would constitute a material default) under, or permit the termination of, or result in the creation or imposition of any lien, charge or encumbrance upon any properties, assets or business of the Acquiror under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which, the Acquiror is a party or by which the Acquiror or any of its assets or properties are bound or encumbered, except those that have already been given, obtained or filed, all as set forth on Schedule 2.3 hereto. Neither the execution and delivery of this Agreement by the Acquiror, nor the consummation by the Acquiror of the transactions contemplated hereby, nor compliance by the Acquiror with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the Certificate of Incorporation or Bylaws of the Acquiror, or
(ii) violate in any material respect any existing judgment, order, writ, injunction, decree, statute, rule or regulation applicable to the Acquiror or any of its properties or assets.

         2.4 Broker's Fees. Neither the Acquiror, nor anyone on its behalf, has any liability to any broker, finder, investment banker (other than Robinson-Humphrey Company, Inc.) or similar agent, or has agreed to pay any brokerage fees, finder's fees or commissions (except to Robinson-Humphrey Company, LLC), or to reimburse any expenses of any broker, finder, investment banker (other than Robinson-Humphrey Company, Inc.) or agent in connection with the Acquisition.

         2.5 Financing. The Acquiror has received binding commitment letters from Comerica Bank, N.A. ("Comerica") and other current and prospective members of the Acquiror's bank group pursuant to which such parties have agreed to provide the Acquiror with a loan to be funded on the Closing Date in an amount sufficient to finance (i) the Purchase Price, and (ii) the payments required to be made by the Acquiror under the Non-Competition and Non-Solicitation Agreement (hereinafter defined). True and correct copies of such binding commitment letters (the "Commitment Letters") have been provided to Holdings and the Company.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Each of the Company, Holdings and Banner hereby jointly and severally represents and warrants to the Acquiror as follows:

         3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted.

         3.2 Certain Corporate Matters. Except as set forth on Schedule 3.2, the Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction specified on Schedule 3.2 hereto, which is every jurisdiction in which the character of the Company's properties or nature of the Company's business requires it to be so licensed or qualified other than such jurisdictions in which the failure to be so licensed or qualified would not have a material adverse effect on its financial condition, results of operations or business. The Company has full corporate power and authority and all material authorizations, licenses and permits necessary to carry on the Business. The Company has delivered to the Acquiror true, accurate and complete copies of its Certificate of Incorporation and Bylaws, which reflect all amendments made thereto at any time prior to the date of this Agreement. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws. To the best of its knowledge and except as set forth on Schedule 3.2, the Company is not in material default or in material violation of any restriction, Lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which the Assets are subject.

         3.3 Authority Relative to this Agreement. The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by the Company's Board of Directors and stockholders, and no other corporate action on the part of the Company is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by the Acquiror, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

         3.4 Note Repurchase. The Company has entered into a binding option agreement in the form of Exhibit F attached hereto (each a "Note Repurchase Agreement" and collectively the "Note Repurchase Agreements") with each beneficial holder (a "Noteholder") of the Company's 12-7/8% Series B Senior Notes due 2003 (the "Notes") to retire the Notes at a price of 103% of the principal amount plus all accrued and unpaid interest thereon. An executed copy of each Note Repurchase Agreement has been delivered to the Acquiror.

         3.5 Stockholder Consent. Holdings has executed a stockholder consent (the "Consent") authorizing the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement. An executed copy of the Consent has been delivered to the Acquiror. Holdings shall not take any action to amend, modify or rescind the Consent.

         3.6      Consents and Approvals; No Violations.

                  (a) Except for applicable requirements of the HSR Act and as set forth on Schedule 3.6 hereto, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company, Holdings or Banner of the transactions contemplated by this Agreement.

                  (b) Except as otherwise provided on Schedule 3.6 hereto, neither of the execution and delivery of this Agreement by the Company, Holdings or Banner, nor the performance by the Company, Holdings or Banner of their respective obligations hereunder nor the consummation of the transactions contemplated hereby by the Company, Holdings or Banner will require any consent or approval of any third party, or (x) result in the imposition of any Lien against any Asset; (y) or result in a material violation or material breach of, or materially conflict with or constitute a material default (or an event that, with notice or lapse of time or both, would constitute a material default) under an Assumed Contract; or (z) permit the termination of any Assumed Contract. Neither the execution and delivery of this Agreement by the Company, Holdings or Banner, nor the consummation by the Company, Holdings or Banner of the transactions contemplated hereby, nor compliance by the Company, Holdings or Banner with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the Certificate of Incorporation or Bylaws of the Company, Holdings or Banner or (ii) violate in any material respect any existing judgment, order, writ, injunction, decree, statute, rule or regulation applicable to the Company, Holdings or Banner or any of the Assets.

         3.7      SEC Documents; Financial Statements; Liabilities.

                  (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed with the SEC pursuant to the Exchange Act since October 1994 (the "Company SEC Documents"). Except to the extent that information contained in any Company SEC Document has been superseded by a later filed Company SEC Document, none of the Company SEC Documents, as of their respective dates and insofar as they pertain to the Business, contained, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) The consolidated balance sheets and related consolidated statements of income, stockholders' equity and cash flows, and the related notes of the Company as of and for the years ended December 31, 1997, 1996 and 1995 and the period June 4, 1994 through December 31, 1994 (the "Company Audited Financial Statements") have been audited by Arthur Andersen LLP, independent accountants, in accordance with generally accepted auditing standards. The Company's internally prepared consolidated balance sheet and related consolidated statement of income and cash flows as of the three (3) month period ended March 31, 1998 (the "Company Internal Financial Statements") have been prepared by the Company in accordance with the past practices of the Company applied on a basis consistent with the Company Audited Financial Statements, except that the Company Internal Financial Statements do not contain notes and may be subject to normal annual adjustments. The Company Audited Financial Statements and all interim financial statements included in the Company SEC Documents (the "Company Interim Financial Statements") have been or, with respect to the Company Interim Financial Statements, will be prepared in accordance with United States generally accepted accounting principles applied on a basis consistent with prior periods, and present fairly the financial position of the Company at such dates and the results of operations and cash flows for the periods then ended, except, in the case of the Company Interim Financial Statements, as permitted by Rule 10-01 of Regulation S-X of the SEC. The Company Interim Financial Statements will reflect all adjustments (consisting only of normal, recurring adjustments) that are necessary for a fair statement of the results for the interim periods presented therein. Except as set forth in the Company Audited Financial Statements or on Schedule 3.7 hereto, the Assets are not subject to any liability, commitment, debt or obligation (of any kind whatsoever whether absolute or contingent, accrued, fixed, known or unknown, matured or unmatured) ("Undisclosed Liabilities"), except (i) as may have been incurred or may have arisen since December 31, 1997 in the ordinary course of business, or (ii) that, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on the Assets, taken as a whole.

         3.8 Events Subsequent to Financial Statements. Except as disclosed in the Company Audited Financial Statements or on Schedule 3.8 hereto, since December 31, 1997, there has not been:

                  (a) Any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of the Company, other than in the ordinary course of business;

                  (b) Any damage, destruction or property loss, whether or not covered by insurance, affecting adversely and materially the Assets;

                  (c) Any subjection to any Lien on any of the Assets (other than Permitted Liens (hereinafter defined));

                  (d) Any incurrence of indebtedness or liability or assumption of obligations by the Company relating to the Assets other than (i) those incurred in the ordinary course of business, and (ii) those incurred in the course of negotiating, documenting and consummating the transactions contemplated by this Agreement;

                  (e) Any cancellation or compromise by the Company of any material debt or claim relating to the Assets, except for adjustments made in the ordinary course of business which, in the aggregate, are not material;

                  (f) Any waiver or release by the Company of any right of any material value relating to the Assets;

                  (g) Any sale, assignment, transfer or grant by the Company of any rights under the Assumed Contracts, except in the ordinary course of business; or

                  (h) Any action or failure to take any action that would result in the occurrence of any of the foregoing.

         3.9  INTENTIONALLY OMITTED.

         3.10 Property. The Company does not own, directly or indirectly, any fee interest in real property used in the Business. Set forth on Schedule 1.1(j) is a complete and accurate list of each Company location where real property used in the Business is leased by the Company, except for (i) the real property located at (x) 8548 Van Nuys Boulevard (Store #348), Panorama City, California 91402, (y) 5480 E. Ferguson Drive, Commerce, California 90022 and (z) 3029 Dixie Highway, Suite 201, Edgewood, Kentucky 41017 and (ii) the Storage Units leased pursuant to the Storage Unit Leases. With respect to each Store Lease, except as set forth on Schedule 3.10, (a) the Store Lease has been validly executed and delivered by the Company and, to the knowledge of the Company, by the other party or parties thereto and is a binding agreement; (b) the Company is not and to the Company's knowledge, no other party to the Store Lease is in material breach or material default, and, no event has occurred on the part of the Company or, to the Company's knowledge, on the part of any other party which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Store Lease; (c) the Store Lease will continue to be binding in accordance with its terms following the Closing Date; (d) the Company has not repudiated and, to the Company's knowledge, no other party to the Store Lease has repudiated any provision thereof; (e) there are no material disputes, oral agreements or delayed payment programs in effect as to the Store Lease; and (f) all facilities leased under the Store Leases, taken as a whole, have been reasonably maintained.

         3.11 Tangible Property. The Company has good and valid title to the Assets, subject to no pledges, mortgages, security interests, liens, charges, burdens, obligations, claims or other encumbrances whatsoever (whether absolute, accrued, contingent or otherwise), including, without limitation, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements ("Liens"), except (i) Liens for taxes not yet due and payable or being contested in good faith; (ii) warehouseman, mechanics', carriers', workmens', landlord's statutory and common law Liens either not delinquent or being contested in good faith; (iii) with respect to the right of the Company to use any property leased to the Company, arises by the terms of the applicable lease; (iv) with respect to the right of a lessee to use any property leased from or financed by the Company, arises by the terms of the applicable lease; (v) with respect to any Assumed Contract, arises by the terms of the applicable Assumed Contract; (vi) imperfections of title, restrictions, variances and easements that do not materially detract from value; and (vii) Liens listed on Schedule 3.11 hereto (collectively, the "Permitted Liens"); provided, however, that "Liens" shall not mean any restrictions on transfer generally arising under any applicable federal or state securities laws. At the Closing, the Company shall deliver the Assets to the Acquiror, free and clear of any Liens except for Permitted Liens and as set forth on Schedule 3.11.

         3.12 Inventory. Except as set forth on Schedule 3.12 hereto, all inventory relating to the Business was purchased, acquired or ordered in the ordinary and regular course of business and consistent with the regular inventory practices of the Company. The Company represents and warrants that the Company's rental merchandise is of a quality usable and merchantable in the Business; provided, however, that any breach of this representation shall be subject to and governed solely by the payment mechanisms and time for filing claims set forth in Section 6.2 and no separate claim for breach of the second sentence of this Section 3.12 shall be made.

         3.13 Rental Purchase Agreements. All Rental Purchase Agreements relating to the Business were entered into in the ordinary and regular course of business in a manner consistent with the Company's regular business practices. To the Company's knowledge, except as disclosed on Schedule 3.13, with respect to each Rental Purchase Agreement relating to the Business:

                  (a) Such Rental Purchase Agreement is in full force and effect and constitutes a valid, legal and binding obligation of the contracting parties, enforceable against each of them in accordance with its terms; and

                  (b) The enforceability of such Rental Purchase Agreement and the enjoyment of the rights and benefits thereunder will not be affected in any material respect by the execution and delivery of this Agreement, the performance by the parties of their obligations hereunder or the consummation of the transactions contemplated hereby.

         3.14 Licenses and Permits. To the Company's knowledge, the Company has obtained all material licenses, product and establishment registrations, franchises, permits, easements, certificates and consents necessary to the conduct of the Business and to own the Assets, except as provided on Schedule 3.14.

         3.15 Assets Necessary to the Business. Except as set forth in Section
3.12 or Section 3.20 hereof, the tangible personal property of the Company comprising the Assets, taken as a whole, is fit for the purposes for which they are presently being used and are in reasonably good operating condition and repair, ordinary wear and tear excepted; provided, however, that any breach of this representation and warranty relating to the Company's rental merchandise shall be subject to and governed solely by the payment mechanisms and time for filing claims set forth in Section 6.2 and no separate claim for breach of this representation relating to rental merchandise shall be made.

         3.16 Books and Records. The books and records of the Company relating to the Assets fairly reflect the transactions to which the Company is a party or by which the Assets are bound, and such books and records are and have been properly kept and maintained.

         3.17 Product Liability. Except as set forth on Schedule 3.17 hereto, the Company has not given or made any express warranties to third parties with respect to any products rented or sold by it except for the warranties imposed by the provisions of applicable law and vendor warranties relating to the Company's rental merchandise. Except as set forth on Schedule 3.17, the Company has no knowledge of any fact or event forming the basis of a claim against the Company for product liability on account of any express warranty which is not fully covered by insurance.

         3.18 Questionable Payments. Neither the Company nor to the Company's knowledge, any employee, agent, representative or shareholder of the Company has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using Company funds or made any illegal payments from the Company's funds to obtain or retain business.

         3.19 Environmental Matters. There are no claims, actions, suits, proceedings or investigations pending against or affecting the Business at law or in equity before any court or before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, relating to environmental matters. The Company is not subject to any continuing court or administrative order, writ, injunction or decree applicable to the Business relating to any environmental matter. With respect to the Business, the Company to its knowledge is not in violation of or in default in any material respect with regards to any existing statute, regulation, order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality relating to any environmental matter.

         3.20 Motor Vehicles and Equipment. Except as set forth on Schedule 3.20, all vehicles and items of equipment included in the Assets, taken as a whole, are (a) mechanically sound and in a condition to perform in the manner needed for the operation of the Business, ordinary wear and tear excepted; (b) in good cosmetic condition, ordinary wear and tear excepted; and (c) in material compliance with all applicable statutes, ordinances and regulations, including, without limitation, those related to safety.

         3.21 Ordinances, Regulations and Condition of Stores. To the knowledge of the Company and except as set forth on Schedule 3.21, the Stores and the operation and maintenance thereof, as now operated or maintained, do not contravene any material zoning ordinance or other administrative regulations (either because the Store is in compliance with such material zoning ordinances or other administrative regulations or because compliance with such material zoning ordinances or other administrative regulations is not required due to a prior nonconforming use) or violate in any material respect any existing restrictive covenant or any provision of existing and applicable law, the effect of which in any respect would materially interfere with or prevent the continued use of the properties for the purposes for which they are now being used or would materially reduce the value thereof. Except as set forth on Schedule 3.21, the Stores and other facilities, taken as a whole, are in good condition and repair, ordinary wear and tear excepted.

         3.22 Intellectual Property. Set forth on Schedule 3.22 hereto is a true and complete list of all United States patents and patent applications; all copyright registrations and applications to register copyrights; and all trade name, trademark, service mark, and trade dress registrations and applications to register the same that are part of the Assets being transferred hereunder ("Company Registered Intellectual Property"). The Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees, or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, or other intangible asset, with respect to the use thereof or in connection with the conduct of the Business or otherwise. The Company has no reason to believe that there are any conflicting rights which might impair the Company's use of the Company Registered Intellectual Property and has not received any notice of a conflict with the asserted rights of others with respect to any patent, copyright, trade secret, or trademark right that could, singly or in the aggregate, materially and adversely affect the Business; furthermore, to the Company's knowledge, no other persons or entities have infringed upon or are infringing upon the Company Registered Intellectual Property.

         3.23 Insurance. Except as set forth on Schedule 3.23, the Company currently maintains fire and casualty and general liability, workers compensation and automobile policies with reputable insurance carriers. The Company reasonably believes that such insurance policies together with any self-insurance maintained by the Company provides full and adequate coverage for all normal risks incident to the Business and the Assets.

         3.24 Assumed Contracts. Except as disclosed on Schedule 3.24, the Company is not in default in any material respect under any of the Assumed Contracts, and the Assumed Contracts are legal, valid and binding obligations of the Company, and to the Company's knowledge, the respective parties thereto, in accordance with their terms and, except to the extent reflected in Schedule 3.24, have not been amended; and no defenses, offsets or counterclaims thereto have been asserted nor has the Company waived any substantial rights thereunder.

         3.25 Litigation. Except as set forth on Schedule 3.25, there are no existing claims, actions, suits, proceedings or investigations against the Company or affecting the Assets that has, or if determined adversely to the interests of the Company, might reasonably be expected to have a material adverse effect on the value of the Company, taken as a whole. Except as set forth on Schedule 3.25, the Company has no knowledge of any fact or event forming the basis of a claim against the Company that, if determined adversely to the interests of the Company, might reasonably be expected to have a material adverse effect on the value of the Company, taken as a whole.

         3.26 Employees. Schedule 3.26 hereto contains a complete list as of April 23, 1998 of employees (other than home office employees, service center employees, auditors, and those employees employed at the Eastern Zone Office who are not directly involved in the supervision or management of Store operations and those employees listed on Schedule 6.6) of the Company who are employed by the Company principally in the operation of the Business (the "Employees"), including name, job title, current compensation and date of hire. During the twelve (12) month period preceding the date hereof, the Company has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company does not have any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to the Employees.

         3.27 Employee Benefit Plans. The Company has listed on Schedule 3.27 hereto and has made available to the Acquiror true and complete copies of (a) any nonqualified deferred or incentive compensation or retirement plans or arrangements, (b) any qualified retirement plans or arrangements, (c) any other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements, (d) any material employee benefit plans, programs, or arrangements, and (e) any related trusts, insurance contracts or other funding arrangements main tained, established or contributed to by the Company or any entity (a "Company ERISA Affiliate") required to be aggregated with the Company pursuant to the provisions of Sections 414(b), (c), (m) or (o) of the Code or
Section 4001(a)(14) of ERISA currently in effect to which the Company or any Company ERISA Affiliate is a party or otherwise is bound ("Central Rents Employee Benefit Plans"), excluding any such plan, program, arrangement or funding arrangement as to which the Company is not (and has not been) a participating employer and has no current or potential liability under the Code or ERISA. One or more of the Central Rents Employee Benefit Plans or the Banner Holdings, Inc. Employee Welfare Plan (the "Banner Welfare Plan") may be covered by COBRA. If so, each such plan has been operated in, and is in, compliance with COBRA in all material respects. To the best knowledge of Company, Holdings and Banner, all notices required to be given under COBRA for each such plan have been timely and properly given in accordance with COBRA, and the rules and regulations promulgated thereunder. No employee, former employee or "qualified beneficiary" (as defined in COBRA) has any claim or contingent claim against the Company, any Subsidiary or any Company ERISA Affiliate for failure to comply with COBRA or the rules and regulations promulgated thereunder. The Company has not communicated to any employee or former employee any intention or commitment to modify any Central Rents Employee Benefit Plan or to establish or implement any other employee or retiree benefit or compensation plans or arrangements.

         3.28 Legal Compliance. To the Company's knowledge and except as set forth in the Company SEC Documents or on Schedule 3.28 hereto, no material action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against the Company alleging a violation of any applicable law or regulation of any foreign, federal, state or local government thereof in the conduct of the Business. To the Company's knowledge and except as set forth on Schedule 3.28 hereto, the Company has conducted the Business in compliance in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) except where the failure to comply would not have a material adverse effect on the Company, taken as a whole.

         3.29 Broker's Fees. Neither the Company nor anyone on its behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with the Acquisition.

         3.30 Storage Unit Leases. All of the Storage Unit Leases are cancelable by the Company upon thirty (30) days' prior written notice.

                                    ARTICLE 4
                              PRE-CLOSING COVENANTS

         4.1      HSR Act; Cooperation and Best Efforts.

                  (a) The parties hereto shall cooperate in good faith and take all actions reasonably necessary or appropriate to file, and expeditiously and diligently prosecute to a favorable conclusion, the pre-merger notification and report forms required by the HSR Act to be filed by each of Holdings, the Company and the Acquiror in connection herewith with the Federal Trade Commission (the "FTC") and the Department of Justice (the "DOJ").

                  (b) If the DOJ or the FTC imposes any conditions to the Acquisition that would require the divestiture (or holding separate) by the Acquiror of any of its stores, or that would prohibit the Acquiror from acquiring pursuant to the Acquisition any of the Stores, subject to paragraph (c) below, the parties hereto shall consummate the Acquisition and if the DOJ or the FTC does not expressly state whether the stores to be divested or not acquired must be Acquiror stores or Stores, then the Acquiror shall have the sole authority in its absolute discretion to determine whether it shall divest its stores or whether the Acquiror shall not acquire such Stores. Subject to paragraph (c) below, if any of the Stores (the "Excluded Stores") are not acquired by the Acquiror pursuant to this Section 4.1 as a result of the DOJ or the FTC requiring divestiture, the Purchase Price shall be reduced by an amount equal to (i) the aggregate revenue of the Excluded Stores over the three (3) calendar months most recently ended immediately prior to the Closing Date, divided by the aggregate revenues of all of the Stores (including the Excluded Stores) over such three month time period times (ii) $102,400,000. If any of the Stores are not acquired by the Acquiror pursuant to this Section 4.1, the definitions of Assets, Excluded Assets and Assumed Liabilities shall be revised accordingly and Annex I of the Non- Competition and Non-Solicitation Agreement (hereinafter defined) shall be revised to exclude such Stores.

                  (c) Notwithstanding anything to the contrary herein, if the DOJ or the FTC imposes any conditions to the Acquisition that would require the divestiture (or holding separate) by the Acquiror of more than an aggregate of ten of its stores or that would prohibit the Acquiror from acquiring pursuant to the Acquisition an aggregate of more than ten of the Stores, either the Acquiror or the Company may terminate this Agreement within twenty (20) days of receipt of such notice from the DOJ or the FTC, provided, however, that the parties agree to use their best efforts to resolve any divestiture issue prior to the exercise of the termination right provided in this Section 4.1(c).

                  (d) Each party shall execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any court, administrative agency or commission or other governmental agency or instrumentality, domestic or foreign, which may be reasonably required, or that the other party hereto may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Each party shall cooperate with the other and use its reasonable best efforts to (i) receive all other necessary and appropriate consents of third parties listed on Schedules 2.3 and 5.2(c), (ii) satisfy all other requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Acquisition, and (iii) effect the Acquisition in accordance with this Agreement at the earliest practicable date.

         4.2      Interim Operations of the Company.

                  (a) Except as set forth on Schedule 4.2, each of the Company, Holdings and Banner covenants and agrees that, after the date hereof and prior to the Closing Date (unless the Acquiror shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement):

                           (i) the Business shall be conducted in the ordinary
                  and usual course and, to the extent consistent therewith, the Company shall use its best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

                           (ii) the Company shall not sell, transfer, mortgage,
                  encumber or otherwise dispose of the Assets or the Assumed Contracts, except for sales of the Assets in the ordinary course of business;

                           (iii) the Company shall not, except in the ordinary
                  and usual course of business modify, amend or terminate any of the Assumed Contracts or waive, release or assign any material rights or claims relating thereto;

                           (iv) the Company shall not permit any insurance
                  policy naming it as a beneficiary or loss-payable payee covering the Assets to be cancelled or terminated except in the ordinary and usual course of business;

                           (v) the Company shall not take any action or omit to
                  take any action that would cause any of the representations and warranties of the Company herein to become untrue in any material respect;

                           (vi) the Company shall not take any action to change
                  its accounting policies as in effect at December 31, 1997, including, without limitation, charge-off policies (i.e., with respect to skips and stolens); and

                           (vii) the Company shall not authorize or enter into
                  an agreement to do any of the foregoing.

                  (b) The Company shall not modify or amend the Note Repurchase Agreements without the prior written consent of the Acquiror, such consent to be in the sole discretion of Acquiror.

         4.3      No Solicitations.

                  (a) Neither Banner, Holdings nor the Company shall directly or indirectly, through any officer, director, employee, representative or agent of Banner, Holdings or the Company solicit or encourage the initiation or submission of any inquiries, proposals or offers regarding any acquisition, merger, take-over bid, sale of all or substantially all of the assets of (other than a sale of the Excluded Assets), or sales of shares of capital stock of the Company, whether or not in writing and whether or not delivered to the stockholders of the Company generally (including without limitation by way of a tender offer), or similar transactions involving the Company (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"); provided, however, that nothing contained in this Agreement shall prevent the Board of Directors of the Company from referring any third party to this Section 4.3. Banner, Holdings and the Company further agree that none of them nor any of the officers and directors of any of them shall, and that they shall direct and use their best efforts to cause their employees, agents and representatives (including any investment banker, attorney or accountant retained by any of them) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

                  (b) The Company shall promptly notify the Acquiror after receipt (after the date hereof) of any Acquisition Proposal or any request for nonpublic information relating to the Company in connection with an Acquisition Proposal or for access to the properties, books or records of the Company that informs the Board of Directors of the Company that it is considering making, or has made, an Acquisition Proposal. The Company also agrees that it will promptly request each person that has heretofore executed a confidentiality agreement in connection with any such person's consideration of acquiring it to return all confidential information heretofore furnished to such person by or on behalf of it.

                  (c) The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to above of the obligations undertaken in this Section 4.3.

         4.4 Press Releases. Banner, Holdings, the Company and the Acquiror will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to any transactions described in this Agreement, including the Acquisition, and shall not issue any such press releases or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to a listing agreement with the Nasdaq National Market System and then, if practicable, only after consulting with the other parties hereto.

         4.5      Access to Information and Confidentiality.

                  (a) Prior to the Closing Date, the Company shall provide to the Acquiror and its officers, employees, accountants, counsel and financial advisors, reasonable access during normal business hours to the Company's premises (including the Stores), books and records and will furnish to the Acquiror (i) a copy of each report, schedule, registration statement and other documents filed by it during such period pursuant to the requirements of federal or state securities laws, and (ii) such other information with respect to the Assets and the Assumed Liabilities as the Acquiror reasonably requests; provided, however, that the Company shall not be required to provide to the Acquiror or its representatives access to (i) tax returns filed by the Company or any of its affiliates; (ii) any information or materials subject to confidentiality agreements with third parties or required to be kept confidential by law; or (iii) any privileged attorney-client communications or attorney work-product unless required to do so by law or court order. Prior to the Closing Date, the Acquiror shall have, with the prior consent of the Company (such consent not to be unreasonably withheld), reasonable access to the Company's regional and store managers; provided, however, that any such reasonable access shall not disrupt the Company's normal operations between the date hereof and the Closing.

                  (b) Each of the Company and the Acquiror will, and will cause its officers, directors, employees, agents and representatives to, (i) hold in confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of law, all nonpublic information concerning the other party furnished in connection with the transactions contemplated by this Agreement until such time as such information becomes publicly available (otherwise than through the wrongful act of such person),
         (ii) not release or disclose such information to any other person, except in connection with this Agreement to its auditors, attorneys, financial advisors, other consultants and advisors, and (iii) not use such information for any competitive or other purpose other than with respect to its consideration and evaluation of the transactions contemplated by this Agreement. In the event of termination of this Agreement for any reason, the parties hereto will promptly return or destroy all documents containing nonpublic information so obtained from any other party hereto and any copies made of such documents and any summaries, analyses or compilations made therefrom.

         4.6 Notice of Developments. Prior to the Closing, each of the parties hereto shall promptly notify the other in writing of all events, circumstances, facts and occurrences, whether arising prior to or subsequent to the date of this Agreement, that will or are reasonably likely to result in any breach of a representation or warranty or covenant made by the notifying party in this Agreement or any failure to be satisfied of any condition to the obligations of the party receiving such notice under this Agreement.

         4.7 Reasonable Efforts; Consents, Approvals and Waivers. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition, and the other transactions contemplated by this Agreement, including, without limitation, (i) obtaining termination of the waiting period under the HSR Act and all consents, approvals or waivers identified in Schedules 2.3 and 5.2(c) (provided that no such consent, approval or waiver shall require such party to take any action that would impair the value that such party reasonably attributes to the Acquisition), and (ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. To the extent that the approval of a third party is required in connection with the transactions contemplated by this Agreement but is not obtained prior to the Closing, the parties hereto shall cooperate in good faith to develop an alternative arrangement to ensure that the Acquiror obtains the benefits of each such Assumed Contract consistent with the economic results intended by this Agreement.

         4.8 Tax Matters. The Company shall be responsible for the timely payments of, and shall indemnify and hold harmless the Acquiror against, all sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, firearm, ammunition, license and other similar taxes and fees ("Transfer Taxes"), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. The Company shall prepare and timely file all tax returns required to be filed in respect of Transfer Taxes (including, without limitation, all notices required to be given with respect to bulk sales laws), provided that the Acquiror shall be permitted to prepare any such tax returns that are the primary responsibility of the Acquiror under applicable law. The Acquiror's preparation of such tax returns shall be subject to the Company's approval, which approval shall not be withheld unreasonably.

         4.9 Open Inventory Contracts. The Company covenants and agrees that as of the Closing Date, the Company's Open Inventory Contracts for the following types of inventory shall not exceed $50,000 in the aggregate: jewelry, pagers, cell phones, computers and air conditioners. The Company shall provide to the Acquiror, at or prior to Closing, a copy of each Open Inventory Contract with respect to the "RTO" Stores. The Company represents that the Open Inventory Contacts with respect to the "Rentronics" Stores will be comparable to those provided for the "RTO" Stores (taking into account the percentage that such Stores represent of all of the Company's Stores).

         4.10 Trade Payables. The Company shall cause to be prepared no more than five (5) business days prior to the Closing Date a list of the ten largest outstanding trade payables of the Company for which invoices have been received by the Company, although such amounts may not, by the terms of such invoice, be currently due and payable, and the name of each vendor to whom such amount is owed. The Company shall cause to be mailed on the date of the Closing checks made payable to each such vendor in the full amount owing to such vendor with copies of such checks to be delivered to the Acquiror at the Closing.

         4.11 Advertising. Notwithstanding anything herein to the contrary, not less than five (5) business days prior to the Closing, the Company shall provide the Acquiror with a list of all advertising commitments of the Company including but not limited to obligations for radio advertising, television advertising and direct mail programs, but excluding Yellow Pages advertising and any local Store advertising (the "Advertising Commitments") indicating the type of advertising, the cost of such advertising and the amount prepaid, if any, and the amount of notice, if any, required to terminate such Advertising Commitment. The Company and the Acquiror shall mutually agree whether to terminate any such Advertising Commitments as of the Closing Date, to the extent such Advertising Commitments may be so terminated. The Acquiror shall be responsible for all costs associated with any Advertising Commitments not so terminated and shall promptly reimburse the Company for any amounts prepaid (other than expenses incurred for printing any direct mail materials) with respect to any Advertising Commitment for which the Acquiror recognizes the benefit of after Closing. The Acquiror shall not be responsible for reimbursing the Company for any prepaid Yellow Pages advertising.

         4.12 Store Leases. Prior to the date of the Closing, the Company shall provide the Acquiror with copies of each of the leases listed in Item 1 of
Schedule 3.10.

         4.13 Certain Inventory. Prior to the Closing, the Company shall remove from the Stores all items of rental merchandise (other than rental merchandise that has never been rented before) that have not been rented by the Company at any time during the 180 days immediately preceding the Closing (the "Aged Inventory"). Such assets shall be Excluded Assets. The Company shall provide to the Acquiror a schedule of any such Aged Inventory that has not been so disposed of by the Company by the Closing Date (the "Aged Inventory Schedule").


                                    ARTICLE 5
                               CLOSING CONDITIONS

         5.1 Conditions to Obligation of all Parties. The obligations of the parties to effect the Acquisition and the other transactions contemplated by this Agreement are subject to the satisfaction of the following conditions at or prior to the Closing:

                  (a) HSR Act. (i) The waiting periods (and any extensions thereof) applicable to the Acquisition under the HSR Act shall have been terminated or shall have expired, and (ii) no condition shall have been imposed on the Company or the Acquiror to obtain such termination that would require the divestiture of any assets, except as provided by
         Section 4.1 hereof.

                  (b) Other Governmental Approvals. All material governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement will have been obtained.

                  (c) Retirement of Notes. The Company shall close the transactions contemplated by the Note Purchase Agreements simultaneously with the Closing.

                  (d) No Restraining Action. No action, suit, or proceeding before any court or governmental or regulatory authority will be pending, no investigation by any governmental or regulatory authority will have been commenced against the Company or the Acquiror, or any of the principals, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking damages in connection with any such transactions.

         5.2 Conditions to the Acquiror's Obligations. The obligations of the Acquiror to effect the Acquisition and the other transactions contemplated by this Agreement are subject to the satisfaction of the following conditions at or prior to the Closing except to the extent waived in writing by the Acquiror.

                  (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement or in any certificate delivered to the Acquiror pursuant hereto as of the date hereof will be deemed to have been made again at and as of the Closing Date and will then be true and correct in all material respects, and (ii) the Company will have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by the Company prior to or on the Closing Date.

                  (b) Closing Certificate. The receipt by the Acquiror of a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company dated the Closing Date, certifying that the conditions specified in Section 5.2(a) hereof have been fulfilled.

                  (c) Consents and Approvals. The consents listed on Schedule 5.2(c) will have been received.

                  (d) Non-Competition and Non-Solicitation Agreement. Banner, Holdings, the Company and Gary Cypres shall have entered into an agreement (the "Non-Competition and Non-Solicitation Agreement"), in substantially the form of Exhibit D hereto, pursuant to which, among other things, the Acquiror shall pay to Banner, Holdings, the Company and Gary Cypres a non-competition fee in the aggregate amount of $600,000, payable at Closing in cash by wire transfer of immediately available funds to accounts designated by the Company.

                  (e) Escrow Agreement. The Company and the Escrow Agent shall have entered into the Escrow Agreement.

                  (f) Assignment and Assumption Agreement. The Company shall have entered into the Assignment and Assumption Agreement.

                  (g) Financing. The Acquiror shall have entered into a definitive agreement on or before the Closing Date with Comerica Bank and other current and prospective members of the Acquiror's bank group in an amount of no less than One Hundred Forty Million Dollars ($140,000,000.00) and otherwise on terms as contemplated by the Commitment Letters.

                  (h) Motor Vehicle Titles. The receipt by the Acquiror of certificates of title to all vehicles owned by the Company which constitute Assets endorsed by the Company together with completed originals of any forms required by the states in which such vehicles are located to transfer the same, free and clear of Liens other than Permitted Liens.

                  (i) UCC-3 Termination Statements. The receipt by the Acquiror of UCC-3 Termination Statements, executed by the appropriate secured party, evidencing the release of the Liens listed on Schedule 3.11, unless such Liens have been released prior to the Closing, in which case the Company shall provide UCC financing statement searches from the appropriate governmental officials of the states and counties in which the Assets are located indicating that there are no financing statements affecting any of the Assets other than those evidencing Permitted Liens.

                  (j) Opinion of Counsel. The receipt by the Acquiror of the opinion of O'Melveny & Myers LLP, counsel for the Company, dated as of the Closing Date, covering the matters set forth in Exhibit C hereto.

         5.3 Conditions to the Company's Obligations. The obligations of the Company to effect the Acquisition and the other transactions contemplated by this Agreement are subject to the satisfaction of the following conditions at or prior to the Closing except to the extent waived in writing by the Company:

                  (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Acquiror in this Agreement or in any certificate delivered to the Company pursuant hereto as of the date hereof will be deemed to have been made again at and as of the Closing Date and will then be true and correct in all material respects, and
         (ii) the Acquiror will have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

                  (b) Closing Certificate. The receipt by the Company of a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Acquiror dated the Closing Date, certifying that the conditions specified in Section 5.3(a) hereof have been fulfilled.

                  (c) Consents and Approvals. The consents listed on Schedule
         2.3 will have been received.

                  (d) Non-Competition and Non-Solicitation Agreement. The Acquiror shall have entered into the Non-Competition and Non-Solicitation Agreement and made the payment provided for therein.

                  (e) Escrow Agreement. The Acquiror and the Escrow Agent shall have entered into the Escrow Agreement.

                  (f) Assignment and Assumption Agreement. The Acquiror shall have entered into the Assignment and Assumption Agreement.

                  (g) Opinion of Counsel. The receipt by the Company of an opinion from Winstead Sechrest & Minick P.C., counsel for the Acquiror, dated as of the Closing Date covering the matters set forth in Exhibit E hereto.

                  (h) Indemnity Obligations. The Acquiror or any of its affiliates (or such other person as may be acceptable to the obligee) shall have been substituted for the Company with respect to each guaranty, bond or other indemnity obligation of the Company relating to the Assets as set forth on Schedule 5.3(h) hereto, and the Company and its affiliates shall have been forever released from all liability in respect thereof for events which occur after the Closing Date.

                  (i) Closing Date Payment. The receipt by the Company of the Closing Date Payment pursuant to the terms of Section 1.3 hereof.


                                    ARTICLE 6
                             POST-CLOSING COVENANTS

         6.1 Inventory and FF&E Schedules. The Company shall deliver to the Acquiror (using its best efforts to do so within five business days following the Closing) (i) a complete list of inventory included in the Assets as of the close of business on the Closing Date and (ii) a complete list of FF&E included in the Assets as of the close of business on the Closing Date.

         6.2      Adjustment for Rental Merchandise Value.

                  (a) The Company agrees that the value of the Company's rental merchandise (other than the value of any rental merchandise listed on the Aged Inventory Schedule) at cost at the Closing Date determined in accordance with generally accepted accounting principles ("GAAP") (the "Closing Date Rental Merchandise Value") shall be an amount equal to at least $66,002,000 (the "Expected Closing Date Rental Merchandise Value"). If the actual amount of the Closing Date Rental Merchandise Value as determined by the

         Company in accordance with GAAP (the "Company Determined Closing Date Rental Merchandise Value") is less than the Expected Closing Date Rental Merchandise Value, the Company shall pay and deliver to the Acquiror within thirty (30) days of the Closing Date an amount equal to the difference between the Expected Closing Date Rental Merchandise Value ($66,002,000) and the Company Determined Closing Date Rental Merchandise Value in cash by wire transfer of immediately available funds.

                  (b) The Company Determined Closing Date Rental Merchandise Value and the condition of the Company's rental merchandise as of the Closing shall be subject to verification by audits conducted by the Acquiror within ninety (90) days following the Closing. Upon completion of such audits, the Acquiror shall provide the Company with a written notice (the "Audit Statement") setting forth the results of such audits including a statement of what the Acquiror believes to be the Closing Date Rental Merchandise Value based on its audits (the "Audited Closing Date Rental Merchandise Value"). If the Audited Closing Date Rental Merchandise Value is less than the Company Determined Closing Date Rental Value, the Audit Statement shall state if such discrepancy is due to an overstatement of the rental merchandise as a result of the fact that such rental merchandise is not actually owned by the Company because it is not in existence (an "Overstatement") and the amount of the Overstatement, setting forth in reasonable detail the basis for such conclusion. In addition, the Audit Statement shall indicate whether any individual items of rental merchandise (that were actually owned by the Company as of the Closing and not missing) that are not on the Aged Inventory Schedule are not of a quality usable and merchantable in the ordinary course of the Business (the "Non-Rentable Items"), including an itemized list by Store of the Non-Rentable Items, setting forth in reasonable detail the basis for such conclusions. The Audit Statement shall also include the Acquiror's calculations of the amount it believes to be due to the Acquiror pursuant to paragraph (e) below and the amount of the claim it believes can be made pursuant to paragraph (f) below. Such Audit Statement shall be provided to the Company within five (5) days following the completion of such audits.

                  (c) The Company shall review the Audit Statement and, not later than thirty (30) days thereafter, deliver to the Acquiror a certificate signed by its chief financial officer setting forth its objections to the Audit Statement together with a summary of the reasons therefore and calculations supporting any adjustments that in its view are necessary to eliminate such objections. In the event that the Company does not object within such thirty (30) day period, the findings in the Audit Statement shall be final and the payments contemplated by paragraphs (e) and (f) below shall be made as indicated therein. If, however, the Company objects to the Audit Statement in such thirty (30) day period, the Acquiror will conduct a second audit (the "Second Audit") whereby the Acquiror will provide the Company prior written notice of the Second Audit and will permit the Company to observe such audit. Upon the completion of the Second Audit, the Acquiror will prepare a Second Audit Statement (the "Second Audit Statement") setting forth the results of the Second Audit in the form and substance required under Section 6.2(b). Such Second Audit Statement shall be provided to the Company within five (5) days following the completion of the Second Audit. The Company shall review the Second Audit Statement and, not later than fifteen (15) days thereafter, deliver to the Acquiror a certificate signed by its chief financial officer setting forth its objections to the Second Audit Statement together with a summary of the reasons therefore and calculations supporting any adjustments that in its view are necessary to eliminate such objections. In the event that the Company does not object within such fifteen (15) day period, the findings in the Second Audit Statement shall be final and the payments contemplated by paragraphs
         (e) and (f) below shall be made as indicated thereon. If, however, the Company objects to the Second Audit Statement in such fifteen (15) day period, the Acquiror and the Company shall endeavor to resolve by written agreement any differences and, in the event they so resolve the differences, the agreed amounts shall be used in order to determine the payments to be made, if any, pursuant to paragraphs (e) and (f). In the event the parties are not able to resolve any differences within the thirty (30) day period next following the fifteen (15) day period, then the parties shall jointly select a national accounting firm acceptable to both parties (or, if they cannot agree on such selection, they shall select a national big-six accounting firm by lot after eliminating the Acquiror's and the Company's independent public accountants) and shall direct the firm so selected (the "Auditors") to conduct, as promptly as practicable, but in any event not later than 45 days after such direction a review of the Second Audit Statement and the objections (it being understood that under no circumstances shall they be charged with reconsidering or conducting an audit of any elements of the Second Audit Statement as to which no objection has been lodged and which do not bear directly on the matters or conclusions objected to), and to deliver a written notice (the "Auditor's Report") to each of the parties setting forth the adjustments, if any, to the Second Audit Statement that the Auditors believe to be required under GAAP, and the amount of the calculations to be made pursuant to paragraphs (e) and
         (f) after giving effect to such adjustments. In such event, the Auditor's Report shall be final and binding and the amounts so determined shall be used to determine the payments, if any, to be made pursuant to paragraphs (e) and (f) of this Section 6.2. If the Auditors should conclude that they are unable to determine one or more issues or amounts necessary to complete such audit and prepare and deliver the Auditor's Report, it shall promptly so notify the parties who shall endeavor to jointly agree on such issue or amount. If the parties are unable to reach a written agreement concerning such issue or amount within thirty (30) days the parties shall be entitled to seek other remedies for resolution of the dispute. The Acquiror shall make available to the Company and the Auditors such books, records and other information (including work papers) as any of them may reasonably request to audit the Audited Closing Date Rental Merchandise Value, the Non-Rentable Items and the Second Audit Statement and prepare and review the Auditor's Report hereunder. The fees and expenses of the Auditors, if any, shall be paid 50% by the Acquiror and 50% by the Company.

                  (d) In order to determine any amounts owing by the Company to the Acquiror as a result of the audits pursuant to this Section 6.2, all calculations shall be made first by determining the amount of any Overstatement and then the amount of any Non-Rentable Items.

                  (e) If the Audited Closing Date Rental Merchandise Value is finally determined to be less than the Company Determined Closing Date Rental Merchandise Value and such difference is due to an Overstatement, the Company shall pay and deliver to the Acquiror within thirty (30) days after the date of such determination the amount by which the Audited Closing Date Rental Merchandise Value is less than the Company Determined Closing Date Rental Merchandise as a result of the Overstatement; provided, however, that: (x) no such payment shall be required if the Audited Closing Date Rental Merchandise Value is equal to or greater than the Expected Closing Date Rental Merchandise Value; and (y) any such payment shall be limited to the amount that, when added to the Audited Closing Date Rental Merchandise Value, shall equal the Expected Closing Date Rental Merchandise Value.

                  (f) After determining the amount payable pursuant to paragraph
         (e) of this Section 6.2, if the Audit Statement or the Second Audit Statement, as the case may be, is finally determined to include Non-Rentable Items, the Company shall be deemed to have breached the representation set forth in the second sentence of Section 3.12 of this Agreement but only with respect to the Non-Rentable Items; provided, however, that: (x) such representation shall only survive for the time period for resolving the rental merchandise disputes pursuant to this
         Section 6.2; (y) any claim made for breach of such representation shall be subject to the Basket (hereinafter defined); and (z) the amount of the claim to be made for a breach of such representation shall be equal to the net book value (rental merchandise at cost less depreciation) for the Non-Rentable Items as listed on the Company's books as of the Closing Date.

         6.3 License to Use Name. From and after the Closing, the Company shall grant to the Acquiror for a one-year transition period a non-exclusive, royalty-free license (the "License") to use the names "Central Rents" and "Central Rental and Purchase" (collectively, the "Central Names") but only in connection with the business conducted by the Acquiror at the Stores. The License is granted strictly on a non-exclusive basis, and in this regard, the Company shall, after the Closing, have all rights to use and to grant and license to others the right to use the Central Names in whole or in part, in any location and in any manner whatsoever; provided, however, that at all times during which the Company and the Acquiror are bound by the provisions of paragraph 1 of the Non-Competition and Non-Solicitation Agreement, the Company shall only use the Central Names in connection with the activities described on Annex II of the Non-Competition and Non-Solicitation Agreement and shall not grant or license to others the right to use the Central Names during such period. The Acquiror acknowledges that as of the Closing it will have no property rights in and to the Central Names other than the License specifically granted herein and will not use the Central Names except pursuant to this Agreement. The License shall not be sublicensed or assigned by the Acquiror in any manner, except that the Acquiror may assign the License to any wholly-owned subsidiary of the Acquiror in connection with a transfer of the entire Business to such entity (the "Permitted Transferee") provided that prior to such transfer, the Permitted Transferee agrees to be bound by the provisions of the License and the Acquiror and the Acquiror continue to be liable for breach of the License by the Permitted Transferee. The Acquiror further agrees that it will not, and will not at any time, do or suffer to be done any act or thing which will in any way jeopardize, dilute, derogate, or adversely affect any rights of the Company in and to the Central Names or any registration thereof which, directly or indirectly, will reduce the value of the Central Names or which would demean, ridicule or reflect adversely upon the Central Names or the Company. The Company may terminate the License effective immediately if: (i) the Acquiror commits any material breach of the terms relating to the License; (ii) the Acquiror attempts to assign, sublicense or transfer to any person any right, interest or obligations with respect to the License; or (iii) any voluntary or involuntary proceeding seeking liquidation, reorganization, or other relief under any bankruptcy, insolvency, receivership, conservatorship, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, conservator, or other similar official is instituted with respect to the Acquiror, the Permitted Transferee, if any, or any entity controlling either the Acquiror or the Permitted Transferee, if any. Termination of the License for cause as set forth above shall be without prejudice to any other remedy otherwise available to the Company pursuant to this Agreement. The Acquiror acknowledges that a breach of the terms of the License granted to it pursuant to this Section 6.3 would cause immediate and irreparable harm to the Company for which money damages could not adequately compensate the Company. Therefore, the Company shall have the right to enforce the License not only by an action or actions for damages, but also by an action or actions for specific performance or injunctive or other equitable relief in order to enforce or prevent any violation of the terms and conditions of the License.

         6.4 Trade Payables. Other than those trade payables referred to in
Section 4.10, on the Closing Date, or as soon as practicable thereafter, the Company shall pay, in immediately available funds, all outstanding trade payables of the Company which have become due and payable.

         6.5 Non-Store Vehicles. Prior to the Closing Date, the Company shall attempt to obtain the consent of GECC and Enterprise Leasing to the partial assignment of the GECC Lease and of the Enterprise Lease, respectively, to the Acquiror such that all right, title and interest of the Company in and to such leases are transferred to the Acquiror pursuant to this Agreement other than the Company's interest pursuant to such leases in and to those certain non-store vehicles covered by such leases that are commonly referred to as "cube trucks and vans" that are assigned to the Company's service centers together with individual vehicles assigned to and used by the Company's Regional and Divisional Managers (the "Non-Store Vehicles"). The Non-Store Vehicles shall be Excluded Assets and shall not be used by the Acquiror or the Company's Regional or Divisional Managers after the Closing. All such Non-Store Vehicles shall be picked up by the Company within three (3) days before or after the Closing.

         6.6 MIS Employees and Software. The Company shall offer continued employment to those employees of the Company responsible for management information systems listed on Schedule 6.6 attached hereto for a period of up to ninety (90) days following the Closing to assist the Acquiror in the conversion to the Acquiror's systems. The Acquiror shall reimburse the Company for (i) the salary expense (at current rates of salary) of such employees and (ii) the actual costs incurred by the Company in respect of such employees which are directly attributable to efforts made by such employees on behalf of the Acquiror. During such period, the Company shall make available to the Acquiror and the Acquiror's employees any software not included in the Assets transferred hereunder necessary to effect an orderly transition from the Company's management information systems to the Acquiror's systems.

         6.7  INTENTIONALLY OMITTED.

         6.8 Apportionment. The Company shall be entitled to all income earned in or from the ownership or operation of the Assets prior to and on the Closing Date and the Acquiror will be entitled to all income earned in or from the ownership or operation of the Assets with respect to events occurring after the Closing Date. Without limiting the generality of the foregoing, all cash receipts received at the Stores on or prior to the Closing Date shall be the property of the Company, and all cash receipts received at the Stores after the Closing Date shall be the property of the Acquiror. The parties hereto agree to cooperate with each other to ensure that any amounts received are delivered to the party entitled to such amounts as provided herein. All property taxes and rents due under the Assumed Contracts for the month in which the Closing occurs shall be apportioned on an accrual basis as of the close of business on the Closing Date between the Company and the Acquiror.

         6.9 Employees. Effective as of the Closing Date, the Acquiror may offer employment to such Employees as the Acquiror shall determine in its sole discretion at wage or salary levels acceptable to the Acquiror, and with employee benefits that are acceptable to the Acquiror. The Acquiror shall not assume the liability of the Company in respect of the Employees for accrued but unpaid salaries (including deferred compensation), wages, vested vacation and sick pay and fiscal 1998 incentive compensation, and the Company shall remain responsible for the payment of all the foregoing items through the Closing Date, such payment to be made as soon as practicable after the Closing Date or when such payment would otherwise be due. The Company shall also remain responsible for payment of any and all retention, change in control or other similar compensation or benefits which are or may become payable to the Employees in connection with the Acquisition, including without limitation any severance payments or other such obligations to Employees in accordance with the terms of the Central Rents Employee Benefit Plans as of the Closing Date.

         6.10 INTENTIONALLY OMITTED.

         6.11 Leasehold Deposits. Schedule 6.11 attached hereto sets forth, with respect to each Store Lease for which a Prepaid Lease Deposit (hereinafter defined) is outstanding, the amount of such Prepaid Lease Deposit. Immediately following the Closing, the Company shall cause to be delivered to the applicable landlord under each Store Lease a letter in a form acceptable to the Acquiror advising such landlord that the Company's interest in such Store Lease has been assigned to the Acquiror and requesting that the sum of any (i) security deposits paid by the Company pursuant to such Store Lease and (ii) last month's rent or other prepaid rent for a period after the Closing paid by the Company pursuant to such Store Lease (collectively, the "Prepaid Lease Deposits") be refunded to the Company. The Company agrees to diligently pursue the refund of such Prepaid Lease Deposits during the 180-day period following the Closing. The Acquiror shall cause to be delivered to the Company with respect to each Store Lease for which a Prepaid Lease Deposit remains outstanding 180 days following the Closing Date a company check jointly payable to the Company and the applicable landlord in the amount of such outstanding Prepaid Lease Deposit that the Company shall use to facilitate the release of such outstanding Prepaid Lease Deposits by encouraging the landlord to either (x) endorse such check over to the Company and credit the Acquiror with the Prepaid Lease Deposit held by such landlord; or
(y) retain such check for the benefit of the Acquiror under the applicable Store Lease after paying to the Company the amount of the Prepaid Lease Deposit in the landlord's possession.

         6.12 Access to Headquarters Office. Following the Closing, employees of the Acquiror shall be entitled to occupy concurrently with the Company that portion only of the premises located at 5480 East Ferguson Drive, Commerce, California that is currently used by the Company to manage and operate the Business (the "Company Headquarters") for a period not to exceed ninety (90) days. The Acquiror shall pay to the Company an amount equal to $10,000 per month (or portion thereof on a pro rata basis) for each month (or portion thereof) the Acquiror occupies the Company Headquarters. Employees of the Acquiror may enter the Company Headquarters and occupy the Company Headquarters during the normal business hours of the Company.

         6.13 Licenses for Use of Software. From and after the Closing, the Company shall grant to the Acquiror for a transition period not to exceed one hundred and eighty days a royalty-free, non-exclusive license to use the Company's Real World Software (which is an Excluded Asset) to enable Buyer to convert certain information relating to the Assets to its own accounting systems. From and after the Closing, Acquiror shall grant to the Company a perpetual, non-exclusive, royalty-free license to use TIRM Software and Rental Partners Software (which are Assets acquired by Acquiror hereunder) to enable the Company to operate POS systems in Store #348 and any other locations that the Company subsequently operates as permitted by the Non-Competition and Non-Solicitation Agreement.


                                    ARTICLE 7
                                   TERMINATION

         7.1 Termination by Mutual Consent. This Agreement may be terminated and the Acquisition may be abandoned at any time prior to Closing Date, by mutual written consent of the Company and the Acquiror, by action of their respective Boards of Directors.

         7.2 Termination by Either the Acquiror or the Company. This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Closing Date by action of the Board of Directors of either the Acquiror or the Company if (i) the Acquisition shall not have been consummated by the sixtieth
(60th) day (without giving effect to the cure periods set forth in Sections 7.3 and 7.4) following the date on which this Agreement is signed, (ii) any order permanently restraining, enjoining or otherwise prohibiting the Acquisition shall become final and nonappealable or (iii) as provided in Section 4.1; provided, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Acquisition to be consummated.

         7.3 Termination by the Company. This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Closing Date by action of the Board of Directors of the Company if there has been a material breach by the Acquiror of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to the party committing such breach.

         7.4 Termination by the Acquiror. This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Closing Date, by action of the Board of Directors of the Acquiror if there has been a material breach by the Company, Holdings or Banner of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Acquiror to the party committing such breach.

         7.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Acquisition pursuant to this
Article 7, this Agreement (except for Sections 4.5(b) and 9.2 hereof which shall survive) shall become void and of no effect with no liability of any party hereto (or any of its directors, officers, employees, agents, legal and financial advisors or other representatives) provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.


                                    ARTICLE 8
                                 INDEMNIFICATION

         8.1 Survival of Representations and Warranties. All of the representations and warranties of the Acquiror contained in Article 2 of this Agreement and all of the representations and warranties of the Company, Holdings and Banner contained in Article 3 (other than the second sentence of Section
3.12 and any breach of Section 3.15 relating to the Company's rental merchandise, the survival of which is governed by Section 6.2) of this Agreement shall survive the Acquisition and shall continue in full force and effect for a period of twelve (12) months following the Closing Date.

         8.2 Indemnification by Holdings and Banner. Subject to the other provisions of this Article 8, from and after the Closing, each of Holdings and Banner shall indemnify and hold the Acquiror and its respective officers, directors, employees, attorneys and agents harmless from, against and in respect of any and all claims, demands, lawsuits, proceedings, losses, assessments, taxes, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages, including interest, penalties, reasonable attorneys' fees and costs of investigation (all of the foregoing hereinafter referred to collectively as "Claims"), which arise or result from and to the extent they are attributable to:

                  (a) the untruth, breach or failure of any representation or warranty made by the Company, Holdings or Banner pursuant to this Agreement or any other agreement or document executed and delivered by the Company, Holdings or Banner in connection with the transactions contemplated hereby;

                  (b) the breach of, or failure to perform, any of the covenants, commitments, agreements or obligations of the Company, Holdings or Banner under or contained in this Agreement or any other agreement or document executed and delivered by the Company, Holdings or Banner in connection with the transactions contemplated hereby;

                  (c) the noncompliance by the Company, Holdings or Banner with the provisions of any bulk sales laws, including, without limitation, the bulk transfer provisions of the Uniform Commercial Code of any state or any similar statute, if and to the extent applicable to the transactions contemplated by this Agreement;

                  (d) the Excluded Assets;

                  (e) any claims or counterclaims made against the Acquiror by GECC in connection with the Company's pending claims against GECC in connection with that certain Preferred Stock and Note Purchase Agreement dated March 18, 1994 between GECC and the Company;

                  (f) the continued sponsorship by Banner of the Banner Welfare Plan and any and all liability for violations under COBRA occurring prior to the Closing Date, it being understood and agreed to by the parties that the sponsorship and maintenance of the Banner Welfare Plan shall in no way be the responsibility of the Acquiror on or after the Closing Date;

                  (g) the noncompliance by the Company with provisions of the WARN Act; or

                  (h) any claims made against the Acquiror arising out of or in connection with those certain pending EEOC state/local agency charges described in Item 2 of Schedule 3.25 hereto.

         8.3 Indemnification by the Acquiror. Subject to the other provisions of this Article 8, from and after the Closing the Acquiror shall indemnify and hold each of the Company, Holdings, Banner and their respective officers, directors, employees, attorneys and agents harmless from, against and in respect of any and all Claims which arise or result from and to the extent they are attributable to:

                  (a) the untruth, breach or failure of any representation or warranty made by the Acquiror pursuant to this Agreement or any other agreement or document executed and delivered by the Acquiror in connection with the transactions contemplated hereby;

                  (b) the breach of, or failure to perform, any of the covenants, commitments, agreements or obligations of the Acquiror under or contained in this Agreement or any other agreement or document executed and delivered by the Acquiror in connection with the transactions contemplated hereby; or

                  (c) the Assumed Liabilities.

         8.4 Method of Asserting Claims, Etc. All claims for indemnification by any party under this Section 8.4 shall be asserted and resolved as follows:

                  (a) In the event that any claim or demand in respect of which any party would be entitled to indemnification hereunder is asserted against such party by a third party, said party shall within 45 days thereof notify the indemnifying party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be conclusive of the final amount of such claim or demand (the "Claim Notice"). The indemnified party shall not be entitled to indemnification with respect to any such claim or demand if the indemnified party fails to notify the indemnifying party thereof in accordance with the provisions of this Agreement in reasonably sufficient time so that the indemnifying party's ability to defend against the claim or demand is not materially prejudiced. The indemnifying party shall have thirty (30) days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the indemnified party (i) whether or not it disputes entitlement of the indemnified party to indemnification hereunder with respect to such claim or demand, and (ii) whether or not it desires at no cost or expense to the indemnified party, to defend the indemnified party against such claim or demand; provided, however, that any indemnified party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading which it shall deem necessary or appropriate to protect its interests, provided that the indemnified party provides the indemnifying party with a copy of its proposed motion, answer or other pleading and of its intention to file such document. The indemnifying party shall have five (5) days, or such shorter period of time as may be required in order that the motion, answer or other pleading may be timely filed, to review such document and respond to the Claim Notice prior to the filing of such document. The indemnified party shall be authorized to file the motion, answer or other pleading if the indemnifying party fails to respond within such time period. In the event that the indemnifying party notifies the indemnified party within the Notice Period that it desires to defend the indemnified party against such claim or demand and except as hereinafter provided, the indemnifying party shall have the right to defend by all appropriate proceedings, which proceedings shall be promptly settled or prosecuted by it to a final conclusion. If the indemnified party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense.

         If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any claim or demand which the indemnifying party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third cross complaint against any person. No claim may be settled without the consent of the indemnifying party.

                  (b) In the event any indemnified party should have an indemnification claim hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the indemnified party shall send a Claim Notice with respect to such claim to the indemnifying party and, if applicable, otherwise comply with the provisions of the Escrow Agreement.

                  (c) The amount to be paid by any indemnifying party to an indemnified party hereunder shall be reduced by the amount of any Net Tax Benefit realized by the indemnified party as a result of such indemnification claim. "Net Tax Benefit" means an amount equal to the net reduction in any year in the liability for taxes (that are based upon or measured by income) of the indemnified party or any member of a consolidated or combined tax group of which the indemnified party is, or was at any time, part, which reduction is actually realized and which reduction would not have been realized but for the amount paid (or any audit adjustment or deficiency with respect thereto, if applicable) in respect of an indemnification claim, or amounts paid by the indemnified party pursuant to this Article 8. The parties hereto agree to provide the other parties or their designated representatives with such assistance and such documents and records reasonably requested by them that are relevant to their ability to determine whether there is a Net Tax Benefit, including but not limited to copies of tax returns, estimated tax payments, schedules and related supporting documents.

         8.5 Limitations on Indemnification. None of the Company, Holdings or Banner, on the one hand, and the Acquiror, on the other hand, shall be required to indemnify any other person under Section 8.2 or 8.3 until the aggregate of all amounts for which indemnity would otherwise be payable by them exceeds $400,000 (the "Basket"), and in such event, they shall be responsible only for the amount in excess of the Basket; provided, however, that any amounts for which indemnity would be payable which are attributable to or arise out of
(i) liabilities for taxes (including any federal, state, local or foreign income, gross receipts, license, payroll, employment, severance, stamp, occupation, premium, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum or estimated tax); (ii) fees payable in respect of common area maintenance charges, operating expenses or insurance imposed under the Store Leases which are attributable to periods prior to the Closing; (iii) liabilities relating to the failure to obtain zoning permits with respect to additions made to Store #13 as described on Schedule 3.21 attached hereto (iv) liabilities relating to the fire damage suffered at Store #89 as described on
Schedule 3.8; (v) liabilities relating to the damaged vehicle as described on
Schedule 3.8; (vi) claims arising out of or in connection with the failure of the Company to pay its operating expenses prior to Closing in accordance with past practices to the extent that such operating expenses are not specifically included in Assumed Liabilities; (vii) claims which arise or result from the noncompliance by the Company with the provisions of the WARN Act; or (viii) those certain pending EEOC/state/local agency charges described in Item 2 of Schedule 3.25 hereto shall not be counted toward the Basket, but shall be an immediately indemnifiable expense. The indemnification obligations of the Company, Holdings and Banner under Section 8.2 shall be limited, in the aggregate, to $8,000,000, provided however that if the Company, Banner or Holdings shall be found to have committed fraud or willful misconduct, the indemnification obligations of the Company, Holdings and Banner under Section 8.2 shall be unlimited. The indemnification obligations of the Acquiror under Section 8.3 shall be limited, in the aggregate, to $5,000,000, provided, however, that if the Acquiror shall be found to have committed fraud or willful misconduct, the indemnification obligations of the Acquiror under Section 8.3 shall be unlimited.

         8.6 Exclusive Remedy. Subject to Section 6.3 of this Agreement, following the Closing Date, the rights of the indemnified parties to indemnification pursuant to Article 8 shall be the sole and exclusive remedy of such indemnified parties for any breach of any representation, warranty or covenant set forth in this Agreement.


                                    ARTICLE 9
                               GENERAL PROVISIONS

         9.1 Fees of Investment Banker. The fees of the Robinson-Humphrey Company, Inc. incurred in connection with the Acquisition shall be paid by the Acquiror.

         9.2 Expenses. Except as otherwise specifically set forth herein, each party hereto shall pay all of its own costs and expenses in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and all related agreements, and (ii) the consummation of the transactions contemplated hereby and thereby.

         9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by telex, telecopy, facsimile or overnight courier, or mailed by registered or certified mail (postage prepaid and return receipt requested), to the party to whom the same is so delivered, sent or mailed at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to the Acquiror:

                           Renters Choice, Inc.
                           13800 Montfort Drive
                           Suite 300
                           Dallas, Texas  75240
                           Attention: J. Ernest Talley, Chief Executive Officer
                           Telecopy:  (214) 385-1625

                           With a copy to:

                           Winstead Sechrest & Minick P.C.
                           5400 Renaissance Tower
                           1201 Elm Street
                           Dallas, Texas  75270
                           Attention: Thomas W. Hughes, Esq.
                           Telecopy:  (214) 745-5390

                  (b)      if to the Company:

                           Central Rents, Inc.
                           5480 East Ferguson Drive
                           Commerce, California  90022
                           Attention: Gary Cypres
                           Telecopy:  (213) 720-8647

                           With a copy to:

                           O'Melveny & Myers
                           400 South Hope Street
                           Los Angeles, California  90071
                           Attention: Frederick B. McLane, Esq.
                           Telecopy:  (213) 669-6407

                  (c)      if to Holdings or Banner:

                           5480 East Ferguson Drive
                           Commerce, California  90022
                           Attention: Gary Cypres
                           Telecopy:  (213) 720-8647

                           With a copy to:

                           O'Melveny & Myers
                           400 South Hope Street
                           Los Angeles, California  90071
                           Attention: Frederick B. McLane, Esq.
                           Telecopy:  (213) 669-6407

Notices delivered personally or by telex, telecopy or facsimile shall be deemed delivered as of actual receipt, mailed notices shall be deemed delivered three days after mailing and overnight courier notices shall be deemed delivered one day after the date of sending.

         9.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

         9.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

         9.6 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise.

         9.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

         9.8 Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

         9.9 No Consequential Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party (or its affiliates) shall, in any event, be liable to any other party (or its affiliates) for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

                                   ARTICLE 10
                                  DEFINED TERMS

         The following terms are defined in the following Sections of this Agreement.

       Term                                                          Section
       ----                                                          -------
Acquiror                                                      Introductory Paragraph
Acquiror Financial Statements                                         4.7(b)
Acquisition                                                           Recitals
Acquisition Proposal                                                  4.3(a)
Agreement                                                     Introductory Paragraph
Assets                                                                1.1
Assignment and Assumption Agreement                                   1.3
Assumed Contracts                                                     1.1
Assumed Liabilities                                                   1.5
Audit Statement                                                       6.2(b)
Audited Closing Date Rental Merchandise Value                         6.2(b)
Auditor's Report                                                      6.2(c)
Auditors                                                              6.2(c)
Banner                                                        Introductory Paragraph
Basket                                                                8.5
Business                                                              Recitals
Central Names                                                         6.3
Central Rents Employee Benefit Plans                                  7
Claim Notice                                                          8.4(a)
Claims                                                                8.2
Closing                                                               1.6
Closing Date                                                          1.6
Closing Date Payment                                                  1.3
Closing Date Rental Merchandise Value                                 6.2(a)
Code                                                                  1.4
Comerica                                                              2.5
Commitment Letters                                                    2.5
Company                                                       Introductory Paragraph
Company Audited Financial Statements                                  3.7(b)
Company Determined Closing Date Rental Merchandise Value              6.2(a)
Company ERISA Affiliate                                               3.27
Company Headquarters                                                  6.12
Company Interim Financial Statements                                  3.7(b)
Company Internal Financial Statements                                 3.7(b)
Company Registered Intellectual Property                              3.22
Company SEC Documents                                                 3.7(a)
Consent                                                               3.5

Contract                                                              3.24(a)
DOJ                                                                   4.1
Employees                                                             3.26
Equipment Leases                                                      1.1(g)
Escrow Agent                                                          1.3
Escrow Agreement                                                      1.3
Excluded Assets                                                       1.2
Expected Closing Date Rental Merchandise Value                        6.2(a)
FTC                                                                   4.1(a)
GAAP                                                                  6.2(a)
GECC                                                                  1.1(q)
GECC Purchase Order                                                   1.1(q)
Holdings                                                       Introductory Paragraph
HSR Act                                                               2.3
Landlord Consent                                                      6.8
License                                                               6.3
Lien                                                                  3.11
Motor Vehicle Leases                                                  1.1(f)
Net Tax Benefit                                                       8.4(c)
Non-Competition and Non-Solicitation Agreement                        5.2(b)
Non-Rentable Items                                                    6.2(b)
Non-Store Vehicles                                                    6.5
Note Repurchase Agreement                                             3.4
Noteholder                                                            3.4
Notes                                                                 3.4
Notice Period                                                         8.4(a)
Overstatement                                                         6.2(b)
Permitted Lien                                                        3.11
Permitted Transferee                                                  6.3
Prepaid Lease Deposits                                                6.11
Rental Purchase Agreements                                            1.1(a)
Store                                                                 Recitals
Store Leases                                                          1.1(i)
Undisclosed Liabilities                                               3.7(b)

                            ASSET PURCHASE AGREEMENT

                                 Signature Page

         IN WITNESS WHEREOF, the Acquiror, the Company, Holdings and Banner have executed or caused this Agreement to be executed on the date first written above.

                             RENTERS CHOICE, INC.


                             By:
                                ----------------------------------------------
                                Name:  J. Ernest Talley
                                      ----------------------------------------
                                Title: Chairman of the Board
                                      ----------------------------------------
                                       and Chief Executive Officer
                                      ----------------------------------------

                             CENTRAL RENTS, INC.


                             By:
                                ----------------------------------------------
                                Name:  Gary Cypres
                                      ----------------------------------------
                                Title: Chief Executive Officer
                                      ----------------------------------------


                             CENTRAL RENTS HOLDING, INC.


                             By:
                                ----------------------------------------------
                                Name:  Gary Cypres
                                      ----------------------------------------
                                Title: President and Chief Executive Officer
                                      ----------------------------------------


                             BANNER HOLDINGS, INC.


                             By:
                                ----------------------------------------------
                                Name:  Gary Cypres
                                      ----------------------------------------
                                Title: President and Chief Executive Officer
                                      ----------------------------------------

                                    EXHIBIT A

            FORM OF BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

                                    EXHIBIT B

                            FORM OF ESCROW AGREEMENT

                                    EXHIBIT C

                    FORM OF OPINION OF COUNSEL TO THE COMPANY

                                    EXHIBIT D

             FORM OF NON-COMPETITION AND NON-SOLICITATION AGREEMENT

                                    EXHIBIT E

                   FORM OF OPINION OF COUNSEL TO THE ACQUIROR

                                    EXHIBIT F

                        FORM OF NOTE REPURCHASE AGREEMENT

                                  SCHEDULE 2.3

                             CONSENTS AND APPROVALS


1. Revolving Credit Agreement dated as of November 27, 1996 between Comerica Bank, as agent, Renters Choice, Inc. and certain other lenders, and related documents.